September 14, 2001

Mr. Theodore C. Miller

Corporate Secretary and Chief Financial Officer
UNITED TRUST GROUP, INC.
Post Office Box 5147
5250 South Sixth Street Springfield, IL 62705-5147

COMMITMENT LETTER

Dear Mr. Miller:

We are  pleased  to have the  opportunity  to fund the loan you have  requested.
Please  accept  this  letter as our  commitment  to fund based on the  following terms:

Borrower- United Trust Group, Inc. (UTG)

Lender - First National Bank of the Cumberlands (FNBOTC)

Approved  Loan - The  approved  loan is a  $3,300,000.00  line of  credit  at an interest  rate  equal to the prime rate of  interest  as  published  in the Wall
Street Journal.  The interest rate will be subject to adjustment  daily.Interest will be payable semi-annually and principal will be due at maturity. The term of the loan will be 1 year.

Effective Date - The effective date of this  Commitment  Letter is September 14,
2001.  FNBOTC's  commitment  as detailed in this  Commitment  Letter will become effective  upon  acceptance by the Borrower and those parties  required to sign.
Once a signed copy of the  acceptance is received by the Lender,  the Commitment
Letter  will be binding  on the  parties  for a period of ninety  (90) days from
September  14,  2001.  In the event that the Loan Closing  contemplated  by this
Commitment  Letter  has not been  closed  by the  expiration  date the  Lender's commitment will automatically be withdrawn unless extended in writing.

Commitment Letter, September 14, 2001, Page 2

Loan  Closing  - UTG  agrees to close the loan  contemplated  by the  Commitment
Letter by complying with the following:

1.   UTG will  provide  FNBOTC  with a  resolution  of its  Board  of  Directors authorizing the borrowing described in this Commitment Letter.

2.   Borrower will execute such documentation  considered necessary by FNBOTC to evidence the Loan and respective  obligations  of the parties.  3. The Loan
     Closing will occur at a time a place  convenient  to the  parties,  but not later than the expiration date of the Commitment Letter.

It is  agreed  that this  Commitment  Letter  will be  binding  upon the  heirs, successors  and assigns of the  Borrower.  The Lender will not be deemed to have waived  any of its  rights  upon or under  this  Commitment  Letter or any other document executed in connection  herewith,  or the collateral securing the Loan, if any,  unless  such  waiver be in writing  and  signed by FNBOTC.  No delay or omission on the part of the Lender in  exercising  any rights will  operate as a waiver of such right or any other right.  A waiver on any one occasion  will not be construed as a bar to, or waiver of, any right on any future  occasion.  This
Commitment  Letter  will  in all  respects,  be  governed  by and  construed  in accordance  with the laws of the United  States.  It may not be  assigned by the
Borrower without the written consent of the Lender.

It  is  agreed  that  this  Commitment  Letter  will  be  executed  in  multiple counterparts each of which will be deemed an original.

By:  /s/ Jim Evans
         Vice President

ACCEPTANCE

The  undersigned  acknowledges  that they have reviewed the terms and conditions contained  in the  foregoing  Commitment  Letter,  and  agree to the  terms  and conditions contained therein.

            Date this               day of September, 2001

                                            UNITED TRUST GROUP, INC.

                                            By:  /s/ Randall L. Attkisson
                                                   President

                                            By:  /s/ Theodore C. Miller
                                                   Secretary